Consent of Independent Registered Public Accounting Firm

The Board of Directors
Patriot National Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-10981) on Form S-3 and in the registration statement (No. 333-179204) on Form S-8 of Patriot National Bancorp, Inc., of our report dated March 31, 2015, with respect to the consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows of Patriot National Bancorp, Inc. and subsidiary for the year ended December 31, 2014, which report appears in the December 31, 2016 annual report on Form 10-K of Patriot National Bancorp, Inc.

KPMG LLP

Stamford, Connecticut
March 31, 2017